                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        LYONDELL PETROCHEMICAL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

LYONDELL
PETROCHEMICAL
COMPANY



NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS                                [LOGO OF LYONDELL APPEARS HERE]
TO BE HELD
ON MAY 3, 1996
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

[LOGO OF LYONDELL APPEARS HERE]

                         LYONDELL PETROCHEMICAL COMPANY
                        1221 MCKINNEY STREET, SUITE 1600
                              HOUSTON, TEXAS 77010

March 18, 1996

Dear Stockholder:

  You are cordially invited to join us at the 1996 Annual Meeting of Stockholders on Friday, May 3, 1996, beginning at 10:00 a.m. in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

  This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the Company, followed by a question and answer period. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely yours,

[SIGNATURE APPEARS HERE]

Chairman of the Board and Chief Executive Officer

[SIGNATURE APPEARS HERE]]

President and Chief Operating Officer

[LOGO OF LYONDELL APPEARS HERE]

                         LYONDELL PETROCHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 1996

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Lyondell Petrochemical Company will be held in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas, at 10:00 a.m., Houston time, on Friday, May 3, 1996, for the following purposes, as more fully described in the attached Proxy Statement.

  (1) To elect eight directors to serve until the 1997 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To consider and act upon a proposal to adopt the Restricted Stock Plan for Non-Employee Directors;

  (3) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for Lyondell for the year 1996; and

  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 15, 1996 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  PLEASE READ THE PROXY STATEMENT, THEN COMPLETE, SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTPAID ENVELOPE.

  EACH STOCKHOLDER OF RECORD WILL RECEIVE A SINGLE FORM OF PROXY PERTAINING TO ALL CLASSES OF VOTING STOCK REGISTERED IN HIS OR HER NAME. EACH PARTICIPANT IN ANY OF THE VARIOUS EMPLOYEE BENEFIT PLANS WILL ALSO RECEIVE A FORM OF PROXY PERTAINING TO SHARES CREDITED TO HIS OR HER ACCOUNTS IN ALL PLANS.

BY ORDER OF THE BOARD OF DIRECTORS,

[SIGNATURE APPEARS HERE]

Jeffrey R. Pendergraft                                    Houston, Texas
Secretary                                                 March 18, 1996

[LOGO OF LYONDELL APPEARS HERE]

                         LYONDELL PETROCHEMICAL COMPANY
                              1221 MCKINNEY STREET
                                   SUITE 1600
                              HOUSTON, TEXAS 77010

                               ----------------

                                PROXY STATEMENT
                                 MARCH 18, 1996

                               ----------------

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Lyondell Petrochemical Company ("Lyondell" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of Lyondell. When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about March 29, 1996. Atlantic Richfield Company, a Delaware corporation ("ARCO"), has advised the Company that it owned approximately 49.9 percent of the outstanding shares of Common Stock of the Company ("Common Stock") on March 15, 1996 and that it intends to vote such shares in proportion to the votes of the non-ARCO stockholders. See "PRINCIPAL STOCKHOLDERS."

                               VOTING PROCEDURES

  Holders of record of Common Stock at the close of business on March 15, 1996 will be entitled to one vote per share. The Company had 80,000,000 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

  The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to approve the Restricted Stock Plan for Non-Employee Directors and to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

  Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors, against the proposed adoption of the Restricted Stock Plan for Non-Employee Directors or against the ratification of the appointment of the independent auditors, as the case may be. Because broker non-votes (instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the adoption of the Restricted Stock Plan for Non-Employee Directors or the ratification of the appointment of the independent auditors.

  The Company's 401(k) and Savings Plan, in which executive officers have account balances, permits plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by the Plan's Benefits Administrative Committee which is comprised of executive officers and senior managers of the Company.

                             PRINCIPAL STOCKHOLDERS

  The Company's principal stockholder, ARCO, is one of the nation's leading integrated oil companies and maintains its headquarters at 515 South Flower Street, Los Angeles, California 90071. At March 15, 1996 ARCO owned 39,921,400 shares of Lyondell's Common Stock, which represent 49.9 percent of the outstanding Common Stock.

  In August 1994, ARCO completed an offering (the "ARCO Note Offering") of three-year debt securities (the "ARCO Notes") exchangeable into Lyondell Common Stock or cash. Upon maturity, three years from the date of issuance, the principal amount of the ARCO Notes will be payable, at ARCO's option, in shares of Lyondell Common Stock or cash. The number of shares or the amounts of such cash will be determined using a formula based on the price of Lyondell Common Stock at the maturity of the ARCO Notes. If ARCO elects to exchange the ARCO Notes for the Lyondell Common Stock it holds, then its equity interest in Lyondell will be substantially reduced or eliminated, depending on the price of Lyondell's Common Stock at such time. ARCO has stated its current intent to vote its shares of Lyondell Common Stock proportionately to the votes of the non-ARCO stockholders, including with respect to the election of directors; provided, however, that in the event a person other than ARCO is deemed to own more than 10 percent of the Common Stock within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and there occurs a contested proxy solicitation within the meaning of Rule 14a-11(a) of the Exchange Act, ARCO intends to vote its shares as it deems proper.

  The Company is not included as a consolidated subsidiary in ARCO's financial statements; however, for certain securities laws purposes, ARCO could be deemed to be a "control" person or an "affiliate" of Lyondell.

  The table below sets forth certain information as of December 31, 1995 (the most recent date as of which the Company has information except as otherwise noted below) regarding the beneficial ownership of the Common Stock by persons other than ARCO known by the Company of more than five percent of its outstanding shares of Common Stock.

                                                                     PERCENTAGE
                                                           NUMBER OF  OF SHARES
                      NAME AND ADDRESS                      SHARES   OUTSTANDING
                      ----------------                     --------- -----------
   FMR Corporation(a)..................................... 9,431,035    10.95%
   82 Devonshire Street, Boston, Massachusetts 02109
   Wellington Management Company(b)....................... 7,375,000     9.22%
   75 State Street, Boston, Massachusetts 02109
   Brinson Partners, Inc.(c).............................. 6,183,100      7.7%
   209 South LaSalle, Chicago, Illinois 60604-1295
   State Street Bank and Trust Company(d)................. 4,399,893      5.5%
   225 Franklin Street, Boston, Massachusetts 02110


--------
(a) FMR Corporation ("FMR") (together with its affiliated entities) may be deemed a beneficial owner of the 9,431,035 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. The number of shares owned by FMR and its affiliates as of December 31, 1995 included 5,534,821 shares resulting from the assumed conversion of the ARCO Notes held by such affiliates as of such date (assuming a prescribed exchange rate of 0.892857 shares of Common Stock per ARCO Note). FMR has the sole dispositive power over 8,837,821 shares owned or deemed to be owned by the Funds that its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity") acts as an advisor to. The power to vote or direct the voting of such shares resides with the Funds' Boards of Directors and Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Directors. FMR has the sole dispositive power over 593,214 shares owned or deemed to be owned by Fidelity Management & Trust Company, its wholly-owned subsidiary serving as investment manager of institutional accounts. FMR has sole voting power with respect to 483,482 of those shares and no voting power with respect to 109,732 of those shares. The information with respect to FMR's beneficial ownership is as of February 8, 1996.
(b) Wellington Management Company ("WMC") (together with its wholly-owned subsidiary, Wellington Trust Management Company, N.A.) may be deemed a beneficial owner of the 7,375,000 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients, including the Vanguard/Windsor Fund, Inc. ("Vanguard"). WMC has shared dispositive power over the 7,375,000 shares. Vanguard has shared dispositive power and sole voting power over the 7,375,000 shares.
(c) Brinson Partners, Inc. ("BPI") (together with its wholly-owned subsidiary, Brinson Trust Company ("BTC")), and its parent holding companies, Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC") may be deemed a beneficial owner of the 6,183,100 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. The number of shares owned by BPI and its affiliates as of December 31, 1995 included 325,600 shares resulting from the assumed conversion of the ARCO Notes held by such affiliates as of such date (assuming a prescribed exchange rate of 0.892857 shares of Common Stock per ARCO Note). BPI and BHI have shared voting and shared dispositive power over 5,857,500 shares. BTC has shared voting and dispositive power with respect to 1,420,500 shares; SBCUSA has shared voting and dispositive power with respect to 5,893,100 shares; and SBC has shared voting and dispositive power with respect to 6,183,100 shares.
(d) State Street Bank and Trust Company ("State Street"), Trustee for (i) the Lyondell Petrochemical Company 401(k) and Savings Plan; (ii) the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plans; (iii) various collective investment funds for employee benefit plans and other index accounts; and (iv) various trust accounts as Co-Trustee with the Barnes Group may be deemed a beneficial owner of the 4,399,893 shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with clients. State Street has sole voting power over 1,128,500 shares and shared voting power over 3,254,793 shares, sole dispositive power over 1,142,800 shares and shared dispositive power over 3,257,093 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock owned beneficially as of February 1, 1996 by each director or nominee, each of the executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. As of February 1, 1996, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officers or by all directors and executive officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                             SHARES OF COMMON STOCK
                             OWNED BENEFICIALLY AS
                                       OF
                             FEBRUARY 1, 1996(A)(B)
                             ----------------------
   William T. Butler.......           4,173
   Curtis J. Crawford......           1,422
   Travis Engen............           1,422
   Bob G. Gower............         288,552(c)
   Stephen F. Hinchliffe,
    Jr.....................           4,422(d)
   Dudley C. Mecum II......           2,122
   Jeffrey R. Pendergraft..          60,538
   Dan F. Smith............          60,148
   Paul R. Staley..........           1,672
   Debra L. Starnes........          38,031(e)
   Russell S. Young........          59,815(f)
   All directors and
    executive officers as a
    group (16).............         666,897(g)

--------

(a) Includes shares held by the trustee under the Lyondell 401(k) and Savings Plan for the accounts of participants as of December 31, 1995.
(b) The amounts shown include shares that may be acquired within 60 days following February 1, 1996 through the exercise of stock options, as follows: Mr. Gower, 199,387; Mr. Smith, 36,466; Mr. Pendergraft, 48,635; Mr. Young, 40,404; Ms. Starnes, 28,924 and all directors and executive officers as a group, including those just named, 463,120.
(c) Includes 5,000 ARCO Notes held by Mr. Gower. The ARCO Notes are convertible at maturity into Lyondell Common Stock or, at ARCO's option, cash.
(d) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.
(e) Does not include 5,392 shares owned by Ms. Starnes' spouse, as to which shares she disclaims beneficial ownership.
(f) Does not include 1,100 shares owned by Mr. Young's spouse, as to which shares he disclaims beneficial ownership.
(g) Does not include 7,492 shares owned by spouses and a trust, as to which shares beneficial ownership is disclaimed.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

  During 1995, the size of the Board was increased and two new directors were added to the Board. Travis Engen was elected effective April 1, 1995 and Curtis
J. Crawford was elected effective July 22, 1995.

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the nominees listed below for election to the Board.

  Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eight nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF EACH NOMINEE LISTED BELOW. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 1996, present position, if any, with Lyondell, period served as director, and other business experience during the past five years. The positions referred to beneath a director's name refer to positions with Lyondell unless stated otherwise.

William T. Butler, 63...  Dr. Butler was elected a Director of the Company on
                           December 21, 1988, effective as of January 25, 1989. Dr. Butler became Chancellor of Baylor College of Medicine on January 5, 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine (education and research). He is also a director of C. R. Bard, Inc. and Browning-Ferris Industries Inc.

                           Dr. Butler is a member of the Compensation
                           Committee, the Executive Committee and the Nominating Committee.

Curtis J. Crawford, 48..  Mr. Crawford was elected a Director of the Company on July 21, 1995. He has held his current position as President of Microelectronics, a business unit of Lucent Technologies, Inc. (a successor to certain AT&T businesses) since February 1, 1996. From 1993 to February 1996 Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. From 1973 to 1988, he served in various sales, marketing and executive management positions at various divisions of International Business Machines Corporation ("IBM"), including Vice President, Marketing for the National Distribution Division. He is a member of the Board of Directors of the i-STAT Corporation, ITT Industries, Inc., Semiconductor Industry Association and the National Action Council on Minority Engineers.

                           Mr. Crawford is a member of the Audit Committee.

Travis Engen, 51........  Mr. Engen was elected a Director of the Company effective as of April 1, 1995. He has held his current position as Chairman, President and Chief Executive of ITT Industries, Inc. since December 20, 1995. From 1991 until December 19, 1995, he served as Executive Vice President and a member of the Management Policy Committee of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from 1987 to 1991. Mr. Engen is also a director of Alcan Aluminium Limited.

                           Mr. Engen is a member of the Compensation
                           Committee.

Bob G. Gower, 58........  Mr. Gower was elected Chairman of the Board of
 Chairman of the Board     Directors of the Company on August 31, 1994. Mr.
and                        Gower has served as Chief Executive Officer of the
 Chief Executive           Company since October 24, 1988 and has been a
Officer                    Director of the Company since June 27, 1988. He was
                           President of Lyondell and its predecessor, the Lyondell Division, from the formation of the Lyondell Division in April 1985 until August, 31,
                           1994. Prior to 1989, Mr. Gower served in various positions with ARCO, including as Senior Vice
                           President of ARCO. He is also a director of Keystone International and a member of the advisory board of Texas Commerce Bank-Houston.

                           Mr. Gower is Chairman of the Executive Committee and is a member of the Nominating Committee.

Stephen F. Hinchliffe,    Mr. Hinchliffe was elected a Director of the Company
Jr., 62.................   on March 1, 1991. Since 1988, he has held his
                           current position of Chairman of the Board and Chief
                           Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. Previously, he served as Chairman of the Board of Leisure
                           Group, Inc. (a manufacturer of consumer products), which he founded in 1964.

                           Mr. Hinchliffe is Chairman of the Compensation Committee and a member of the Audit Committee.

Dudley C. Mecum II, 61..  Mr. Mecum was elected a Director of the Company on
                           November 28, 1988, effective as of January 25, 1989. He has held his current position as a partner with G. L. Ohrstrom & Company (merchant banking) since August 1989. Previously he was Chairman of Mecum & Associates (management consulting) from December 1987 to August 1989. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of The Travelers Group, Dyncorp, VICORP Restaurants, Inc., Fingerhut Companies, Inc., Roper Industries, Inc. and Harrow Industries, Inc.

                           Mr. Mecum is Chairman of the Audit Committee and a member of the Compensation Committee.

Dan F. Smith, 49........  Mr. Smith was elected President of the Company on
 President and             August 31, 1994 and has been Chief Operating
 Chief Operating           Officer since May 1993. Mr. Smith was elected a
Officer                    Director of the Company on October 24, 1988. He
                           served as Vice President Corporate Planning of ARCO from October 1991 until May 1993. He previously served as Executive Vice President and Chief
                           Financial Officer of the Company from October 1988 to October 1991 and as Senior Vice President of
                           Manufacturing of Lyondell, and its predecessor, the Lyondell Division, from June 1986 to October 1988.
                           From August 1985 to June 1986 Mr. Smith served as
                           Vice President of Manufacturing for the Lyondell
                           Division. He joined the Lyondell Division in April
                           1985 as Vice President, Control and Administration.
                           Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO. Mr.
                           Smith is also a director of ABS Group of Companies, Inc., a subsidiary of American Bureau of Shipping.

                           Mr. Smith is a member of the Executive Committee.

Paul R. Staley, 66......  Mr. Staley was elected a Director of the Company on
                           November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive Committee of the Board of Directors of P.
                           Q. Corporation (an industry supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                           Mr. Staley is Chairman of the Nominating Committee and a member of the Audit Committee.

                             EXECUTIVE COMPENSATION

  The following table sets forth information as to the Chief Executive Officer and the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                              -------------------------------
                                  ANNUAL COMPENSATION                AWARDS          PAYOUTS
                      -----------------------------------------------------------------------------
                                                              RESTRICTED SECURITIES LONG-TERM
                                                 OTHER ANNUAL   STOCK    UNDERLYING INCENTIVE     ALL OTHER
   NAME AND PRINCIPAL         SALARY      BONUS  COMPENSATION   AWARDS    OPTIONS    PAYOUTS     COMPENSATION
        POSITION         YEAR   ($)        ($)(A)     ($)(B)      ($)(C)     (#)(D)    ($)(E)         ($)(F)
------------------------ ---- -------    ------- ------------ ---------- ---------- ---------    ------------
Bob G. Gower............ 1995 698,078    648,922    39,177     670,557        -0-     596,554       91,746
Chairman of the Board &  1994 587,646    670,557    70,418         -0-     57,300   1,146,152       77,284
Chief Executive Officer  1993 555,099    460,000    74,498         -0-     56,500     964,452       60,357
Dan F. Smith............ 1995 473,905    370,813     7,945     383,175        -0-     115,382       56,519
President & Chief        1994 409,000    383,175    11,722         -0-     25,000      86,396(g)    55,549
Operating Officer        1993 247,651(h) 220,000     4,115         -0-        -0-         -0-      950,130(i)
Russell S. Young........ 1995 269,385    139,055    16,990     143,691        -0-     120,269       41,199
Senior Vice President,   1994 230,765    143,691    19,648         -0-     13,500     196,916       36,900
Chief Financial Officer  1993 206,338     97,500    17,347         -0-     14,500     180,698       29,130
& Treasurer
Jeffrey R. Pendergraft.. 1995 249,885    139,055     8,868     143,691        -0-     149,277       38,854
Senior Vice President,   1994 238,139    143,691     8,736         -0-     13,500     252,457       34,006
General Counsel &        1993 221,934     97,500     9,754         -0-     17,200     216,480       27,051
Secretary
Debra L. Starnes........ 1995 209,904    139,055    10,387     143,691        -0-     110,174       34,108
Senior Vice President,   1994 184,943    143,691     9,064         -0-      8,600     141,376       29,571
Polymers                 1993 164,443     74,500     6,851         -0-     12,400     105,066       20,316

--------
(a) Bonuses paid with respect to 1995 and 1994 were paid pursuant to the terms of the Value Share Plan, which was adopted in 1995 and is described on page 10 of this Proxy Statement. Special bonuses were paid in 1993 in recognition of the executive officers' and other key employees' significant contributions during 1992 and 1993 to the successful completion of the Company's refining venture with CITGO Petroleum Corporation and Lagoven S.A. These amounts are included in the bonus column for 1993 in addition to the annual bonus paid pursuant to the Company's incentive plan that was in effect at that time.
(b) Includes imputed income in respect of the Long-Term Disability Plan, tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items, and the amount of incremental interest accrued under the Executive Deferral Plan that exceeds 120 percent of a specified IRS rate. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates.
(c) The restricted stock is awarded as part of the award under the Company's Value Share Plan. The dollar value included in the table reflects the valuation at the time of the award. The restricted stock vests annually in three equal installments and the first installment of the 1995 grant vested as of December 15, 1995. The number and value (based on the December 31, 1995 closing price of the Company's Common Stock) of all unvested restricted stock holdings by each of the named executive officers as of December 31, 1995 is as follows: Mr. Gower: 17,655 shares ($403,858); Mr.
    Smith: 10,089 shares ($230,786); Mr. Young: 3,783 shares ($86,536); Mr.
    Pendergraft: 3,783 shares ($86,536); and Ms. Starnes: 3,783 shares ($86,536). The named executive officers will receive dividends on the restricted stock reported in this column.
(d) No grants of stock options were made to executive officers in 1995.
(e) Amounts shown in the Long-Term Incentive Payouts column for 1995 represent payment of the associated cash portion under the Value Share Plan that was paid in December 1995 in connection with the vesting of such executive officers' restricted stock as well as the payout of performance units (including associated dividend share credits) previously awarded under the Company's Executive Long-Term Incentive Plan (the "LTIP") (except with respect to Mr. Smith, who was not an executive officer of the Company at the time the performance units were granted). Amounts shown in the Long-Term Incentive Payouts column for 1994 and 1993 represent payout of performance units (including associated dividend share credits) previously awarded under the LTIP.

   Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options, (ii) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. As future dividends are declared, the participant will receive dividend share credits not only on the number of shares covered by unexercised options and the number of performance units but also on the number of dividend share credits in the participant's account. The dividend crediting mechanism will continue to operate in this manner with respect to options, until the participant exercises such options or the options expire. Dividend share credits do not represent earned compensation and have no definite value, if any, until the date on which the options, in respect of which such credits have been allocated, are exercised or paid. See footnote (b) to the Aggregated Option Exercises and Fiscal Year-End Option Values Table. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives during 1995, 1994 and 1993, respectively, is as follows: Mr. Gower: 10,680, 10,273 and 13,819; Mr. Smith: 2,149, 1,867 and
   2,405; Mr. Young: 2,182, 2,077 and 2,625; Mr. Pendergraft: 2,567, 2,483 and
   3,414; and Ms. Starnes: 1,523, 1,470 and 1,674.

(f) Includes contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan, as follows:

                             YEAR MR. GOWER MR. SMITH MR. YOUNG MR. PENDERGRAFT MS. STARNES
                             ---- --------- --------- --------- --------------- -----------
   Executive Supplementary
    Savings Plan...........  1995  $55,846   $37,913   $21,551      $19,991       $16,792
   Incremental Medical Plan
    Premiums...............  1995  $ 8,432   $ 8,432   $ 8,432      $ 8,432       $ 8,432
   Financial Counseling
    Reimbursement..........  1995  $ 7,650   $ 4,687   $ 6,730      $ 6,975       $ 6,730
   Executive Life Insurance
    Plan...................  1995  $19,818   $ 5,487   $ 4,486      $ 3,456       $ 2,154

(g) Represents an amount prorated for the number of months during the three-year period that Mr. Smith was an executive officer of the Company.

(h) Mr. Smith was elected Executive Vice President and Chief Operating Officer on May 6, 1993. The salary figure for 1993 is the amount paid to Mr. Smith for his service from that date. Mr. Smith had previously served as an executive officer of the Company from its formation to October 1991.

(i) In addition to the Company's standard executive benefits, such as those described in footnote (f), this amount includes relocation expenses in connection with his relocation to Houston of $540,000 for the loss from the sale of a home. Mr. Smith also received $370,000 as a tax gross-up in connection with that loss, which is included in this column along with $15,681 which is the deemed value of the interest-free portion of a bridging loan made to Mr. Smith during 1993 in connection with his relocation to Houston.

            PAY AND PERFORMANCE PLANS AND LONG-TERM INCENTIVE PLANS

VALUE SHARE PLAN

  In 1995 the Company adopted a new performance driven pay plan for executive officers (the "Value Share Plan" ). The Value Share Plan is designed to provide participants with an incentive to maximize long-term stockholder value and to encourage significant ownership of Company stock. The Value Share Plan establishes Performance Cycles and at the beginning of each Cycle, participants are assigned an allocation percentage that will indicate the extent to which each participant will share in the amounts generated by the Value Share Plan. At the end of the Performance Cycle two award pools are created: (i) a Value Award Pool and (ii) an Operating Award Pool.

  The Value Award Pool equals the sum of 4.0% of Average EVA ("economic value added") and 1.25% of MVA ("market value added"). EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company times the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus the value of dividends as if they had been reinvested in the Company's Common Stock.

  An Operating Award Pool is created if certain minimum criteria are satisfied. The size of the pool is based on the Compensation Committee's evaluation of Lyondell's operating performance in the final year of any Cycle in the areas of customer satisfaction, corporate responsibility (including safety and environmental performance), employee productivity and financial performance. The Operating Award Pool maximum is $1,000,000 for any Performance Cycle and may be adjusted downward by the Compensation Committee based on its assessment of the Company's performance in the final year of the Cycle.

  Following the completion of a Performance Cycle, the sum of the Pools will be awarded to Participants in accordance with their allocation percentages. Awards are paid out in three parts as follows:

  (a) One-third in cash, to be paid within 90 days following the end of a Performance Cycle;

  (b) One-third in restricted stock, issued within 90 days following the end of a Performance Cycle; and

  (c) One-third in cash, to be paid at the time that the related award of restricted stock vests.

  The restricted stock awards made in 1995, which represent the "long-term" portion of the Value Share Plan, are reported in the Summary Compensation Table as well as in the table below.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                    PERIOD UNTIL
                                                                     MATURATION
                        NAME                       NUMBER OF SHARES  OR PAYOUT
                        ----                       ---------------- ------------
   Mr. Gower......................................      26,483            *
   Mr. Smith .....................................      15,133            *
   Mr. Young......................................       5,675            *
   Mr. Pendergraft................................       5,675            *
   Ms. Starnes....................................       5,675            *

--------
* The shares vest in annual one-third increments, beginning on December 15, 1995.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  The LTIP provided for the granting of stock options, the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits. Additional information with respect to the payout of performance units previously granted under the LTIP is contained in the Summary Compensation Table. No performance units are currently outstanding. Commencing in 1995, no additional grants of stock options or performance units have been made to executive officers pursuant to the LTIP, although dividend share credits will continue to accrue on outstanding stock options.

  The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                              NUMBER OF SECURITIES         OPTIONS AT FISCAL YEAR-        FISCAL YEAR-
                               UNDERLYING OPTIONS                  END (#)               END ($) (A) (B)
                         -------------------------------- ------------------------- -------------------------
          NAME           EXERCISED (#) VALUE REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------  ------------------ ----------- ------------- ----------- -------------
Mr. Gower...............     -0-              -0-           160,387      81,775      $223,070        -0-
Mr. Smith...............     -0-              -0-            30,216      18,750        50,456        -0-
Mr. Young...............     -0-              -0-            31,354      19,245        40,394        -0-
Mr. Pendergraft.........     -0-              -0-            38,035      21,650        49,874        -0-
Ms. Starnes.............     -0-              -0-            21,924      14,400        25,535        -0-

--------
(a) The last reported closing sales price, as reported on the NYSE, of Lyondell Common Stock on December 31, 1995 was $22.875 per share.
(b) Each option carries with it the right to dividend share credits, as described in footnote (e) to the Summary Compensation Table. Set forth below is a calculation of the value of accrued dividend share credits, assuming exercise at December 31, 1995, of the in-the-money options. These hypothetical values have been calculated for illustration purposes only.

                                                       EXERCISABLE UNEXERCISABLE
                                                       ----------- -------------
        Mr. Gower.....................................  $676,109       $-0-
        Mr. Smith.....................................  $140,262       $-0-
        Mr. Young.....................................  $123,061       $-0-
        Mr. Pendergraft...............................  $151,316       $-0-
        Ms. Starnes...................................  $ 76,840       $-0-

                            ANNUAL PENSION BENEFITS

  The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company upon retirement at age 65 based on credited service as of January 1, 1996 under the provisions of the Lyondell Retirement Plan and the Supplementary Executive Retirement Plan.

                               PENSION PLAN TABLE

  AVERAGE
   FINAL
 EARNINGS
   (BASE
SALARY PLUS
  ANNUAL
 INCENTIVE
   PLAN
  AWARDS)
  HIGHEST
   THREE
CONSECUTIVE
 YEARS OUT
OF LAST TEN
   YEARS         APPROXIMATE ANNUAL BENEFIT FOR YEARS OF MEMBERSHIP SERVICE INDICATED(A)(B)(C)
-----------  -------------------------------------------------------------------------------
                15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
             --------------- --------------- --------------- --------------- ---------------
$1,400,000           322,271         429,695         537,119         644,542         751,966
 1,300,000           299,171         398,895         498,619         598,342         698,066
 1,200,000           276,071         368,095         460,119         552,142         644,166
 1,100,000           252,971         337,295         421,619         505,942         590,266
 1,000,000           229,871         306,495         383,119         459,742         536,366
   900,000           206,771         275,695         344,619         413,542         482,466
   800,000           183,671         244,895         306,119         367,342         428,566
   700,000           160,571         214,095         267,619         321,142         374,666
   600,000           137,471         183,295         229,119         274,942         320,766
   500,000           114,371         152,495         190,619         228,742         266,866
   400,000            91,271         121,695         152,119         182,542         213,966
   300,000            68,171          90,895         113,619         136,342         159,066
   200,000            45,071          60,095          75,119          90,142         105,166

--------

(a) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 1996 and payment of the benefit under the basic form of allowance provided under the Lyondell Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Lyondell Retirement Plan, or if an employee's actual retirement occurred after January 1, 1996, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. The plans, however, provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.
(b) As of December 31, 1995, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers are: Mr. Gower, 32; Mr. Smith, 19; Mr. Young, 15; Mr. Pendergraft, 23; and Ms. Starnes, 20.
(c) All employees' (including executive officers') years of service with ARCO prior to the creation of Lyondell have been credited under the Company's retirement plans.

                         EXECUTIVE SEVERANCE AGREEMENTS

  In 1994, the Company entered into severance agreements with each of its executive officers. The severance agreements provide for the receipt by the executive officers of certain payments and benefits in the event of a "Change of Control" of the Company. A Change of Control occurs when (i) the Incumbent Directors (as defined in the severance agreements) cease to constitute at least a majority of the Board, (ii) the stockholders of the Company approve any merger, consolidation, recapitalization or sale of substantially all of the assets of the Company under circumstances where such stockholders would own less than 80 percent of the outstanding voting securities of the surviving entity, or where the Incumbent Directors would not constitute a majority of the Board of Directors immediately after such transaction, or such stockholders approve any plan or proposal for the liquidation or dissolution of the Company
(iii) any person or group, other than ARCO, holds or acquires, directly or indirectly, more than 20 percent of the Company's then outstanding voting securities, or (iv) ARCO acquires (other than in an inadvertent transaction that is effectively reversed) ownership, directly or indirectly, of more than 50 percent of the Company's then outstanding voting securities.

  In the event of a Change of Control, the severance agreements provide for the vesting of all of the executives' non-vested stock options (and dividend share credits with respect thereto) granted to the executive under the Company's Long-Term Incentive Plan. In the further event that there is a cessation of an active market for the Company's Common Stock at or within three years after the Change of Control, the Company is required to pay the executive a lump-sum payment based on the Black Scholes value (as of the date immediately preceding the cessation of an active market) and remaining term of the options for all of the executive's unexercised stock options, notwithstanding the possibility that the average exercise price of such options is in excess of the market value of the underlying Common Stock. The Company's Restricted Stock Plan provides for accelerated vesting of restricted stock in the event of a Change of Control.

  The severance agreements provide for additional payments and benefits in the event the executive's employment with the Company is actually or constructively terminated at any time within three years following a Change in Control, including lump-sum payments based on three times the executive's base salary and pro rata Value Share Plan awards, certain tax gross-up payments, additional pension benefits and benefits upon termination of the executive's deferral plan. The Company expects that a material portion of any payments required to be made under the severance agreements would be considered "parachute" payments under applicable Internal Revenue Code provisions and would therefore not be deductible for Federal Income Tax purposes by the Company. The original agreements were extended through August 1996 and are renewable at the request of the Company and upon specific approval of the Compensation Committee.

  The graph below compares the cumulative total return to stockholders of the Company with the cumulative total return to stockholders of the S&P 500 Stock Index and a group of 15 peer companies.

  The Peer Group is a composite index composed of independent refiners and commodity chemical manufacturers. The Peer Group consists of Ashland Oil, Inc.; Crown Central Petroleum Corporation; Diamond Shamrock, Inc.; Eastman Chemical; FINA, Inc; The Geon Company; Georgia Gulf Corporation; Methanex Corporation; Nova Corporation of Alberta; Rexene Corporation; Sterling Chemicals, Inc.; Sun Company, Inc.; Tosco Corporation; Union Carbide Corporation and Valero Energy Corporation. All the companies in the Peer Group are included in the comparison group used for determinations of the competitiveness of executive salaries.

                    COMPARISON OF 5-YEAR CUMULATIVE RETURNS

                               [GRAPH APPEARS HERE]


                                  1990    1991    1992    1993    1994    1995
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $167.41 $196.52 $179.68 $226.56 $207.55
S&P 500......................... $100.00 $130.47 $140.41 $154.56 $156.60 $215.46
PEER GROUP(a)................... $100.00 $116.83 $108.52 $124.08 $151.71 $160.37

(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume reinvestment of dividends. None of the 15 peer companies constituted more than 20 percent of the market capitalization of the entire Peer Group in 1995.

   PURSUANT TO SEC RULES, THIS SECTION OF THE PROXY STATEMENT (INCLUDING THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS) IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON
   FORM 10-K.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") has the responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants, and awards to executive officers of Lyondell. The Committee is comprised of four non-employee directors: Mr. Stephen F. Hinchliffe, Jr., Chairman, Mr. Dudley C. Mecum II, Dr. William T. Butler and Mr. Travis Engen.

  In 1994, the Compensation Committee conducted a comprehensive review of the Company's executive pay programs. Based on this review, the Committee developed a new performance-driven incentive plan which was implemented in 1995.

EXECUTIVE PAY PHILOSOPHY

  The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that superior pay will be provided for superior performance. Specific elements of this philosophy are:

  . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives

  . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses

  . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management

  . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward

  Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures that are strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

 Base Salary

  Pursuant to the pay philosophy of emphasizing performance-oriented pay, Lyondell's executive base salaries generally are positioned at the 50th percentile of the market according to nationally recognized surveys for industrial and chemical companies. Salaries for executives who are new to their positions may be set at below market levels.

  In 1995, the Compensation Committee assessed market pay by position by relying on both published surveys and proxy data. Published surveys covered a group of industrial and chemical companies. Proxy data covered specific companies considered to be comparable to Lyondell because of the business in which they operate (and are the same companies reflected in the Peer Performance Graph). Using this data, salary adjustments were made in 1995 such that salaries for most executives were set at the median of the market. Salaries for those new in their positions, however, were set below the median of the market.

  In the years in which external salary assessments are not conducted, the Compensation Committee intends to increase executive salaries commensurate with the increases reported by at least two nationally recognized surveys. Salary increases for those new in their positions and currently below their market medians may be higher than the market to bring their salaries up to the median over time.

 Incentives

  Value Share Plan.

  Lyondell executives are eligible to participate in the Value Share Plan which was approved by the shareholders in 1995, replacing the Company's former incentive plans. The Value Share Plan is designed to provide participants with an incentive to maximize the long-term creation of shareholder value and encourage significant ownership of Company stock.

  Pursuant to the Value Share Plan, each year an award pool is created, comprised of 4.0% of Lyondell's Economic Value Added (EVA), averaged over the last five years, and 1.25% of Lyondell's 5-year Market Value Added (MVA). EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus the value of dividends as if they had been reinvested in the Company's stock. Based on this formula, an award pool of $4,562,188 was created for 1995. This award pool represents 4.0% of 5-year average EVA, which was $952,000 and 1.25% of 5-year MVA, which was $3,610,188.

  In addition, a discretionary annual award pool of $1,000,000 was created for 1995, based on the Committee's subjective assessment of Lyondell's performance over the course of the year. In determining the size of this pool, which may not exceed $1,000,000, the Committee took into account accomplishments relating to customer satisfaction, corporate responsibility, including safety and environmental performance, employee productivity and 1995 financial performance. The Company must also satisfy certain minimum criteria relating to these areas.

  The formula and discretionary award pools were allocated to a total of 10 executives, including the Chief Executive Officer, who in the opinion of the Committee, have the opportunity to significantly impact the long-range success and value of the Company in accordance with pre-established allocation percentages. One-third of the calculated value of each individual's award was paid out in cash and one-third was paid in restricted stock. One-third will be paid out at the times that the restricted stock vests in an amount equal to the value of the restricted stock at the time of vesting.

 Stock Ownership Guidelines

  In 1995, the Committee adopted stock ownership guidelines for participants in the Value Share Plan. Within five years of 1995, current participants are requested to own a specific number of shares of Lyondell common stock depending upon their position level as follows:

                                                                NUMBER OF SHARES
                                                                REQUESTED TO BE
                              POSITION                               OWNED
                              --------                          ----------------
      Chief Executive Officer..................................     125,000
      Chief Operating Officer..................................      60,000
      Senior Vice President....................................      25,000
      Vice President...........................................      15,000

  Shares which are beneficially owned, other than unexercised stock options and unvested restricted stock, will count toward fulfillment of the ownership guidelines.

CHIEF EXECUTIVE OFFICER'S 1995 PAY

  In 1995, the Compensation Committee determined the pay of Mr. Gower, Lyondell's Chairman and Chief Executive Officer, in substantially the same manner as the pay for all other officers. Consistent with standard pay practices for chief executive officers, as indicated by survey data, a greater portion of Mr. Gower's total pay is provided through incentive awards.

  In 1995, Mr. Gower's salary was raised from $600,000 to $700,000. This salary increase was consistent with the guidelines approved by the Compensation Committee.

  In March 1996, Mr. Gower received an incentive award for 1995 which was based on Lyondell's Economic Value Added (EVA), averaged over 1995, Lyondell's 1995 Market Value Added (MVA), plus an assessment of the Company's performance based an certain predetermined criteria. As a result, Mr. Gower's annual incentive cash award was $648,922, a grant of restricted stock equal to 27,323 shares was made and Mr. Gower will receive a deferred cash payment as the restricted stock grant vests. The vesting of the restricted stock and the deferred cash payment occur on the same terms as all other executive officers participating in the Value Share Plan. The Committee believes that this award is appropriate given the Company's achievements in creating value, as measured by EVA and MVA, as well as its financial and strategic success.

  Mr. Gower's pay package continues to include a large portion which is at risk as to its ultimate value. The Compensation Committee believes that Mr. Gower's pay mix, coupled with the design of his pay package, continues to align his rewards and incentives with shareholder interests.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements.

  In 1995, the shareholders approved the new Value Share Plan and the Restricted Stock Plan which Plans replaced the Company's annual bonus plan and the LTIP. The Company believes that the amounts awarded in 1996 pursuant to the plan should be deductible. The Committee seeks to qualify for deductibility where feasible, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders under the circumstances.

COMPENSATION COMMITTEE MEMBERS

  The Compensation Committee strongly believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

  Respectfully submitted,

  Stephen F. Hinchliffe, Jr. (Chairman)
  Dr. William T. Butler
  Dudley C. Mecum II
  Travis Engen

  THE COMPENSATION COMMITTEE

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  Lyondell was a division of ARCO until July 1988 when ARCO transferred the assets of its Lyondell division to a wholly-owned subsidiary, Lyondell Petrochemical Company. In January 1989, ARCO completed an initial public offering of Lyondell's Common Stock. In connection with the transfer of assets and liabilities to Lyondell, the Company and ARCO entered into a number of agreements for the purpose of defining their ongoing relationships. In addition, in July 1987, the Lyondell Division and ARCO Chemical Company ("ARCO Chemical"), then a wholly-owned (and now an 83.3 percent owned) subsidiary of ARCO, entered into a number of agreements in connection with the organization of ARCO Chemical. None of these agreements was the result of arm's-length negotiations between independent parties. It was the intention of the Company, ARCO and ARCO Chemical that such agreements and the transactions provided for therein, taken as a whole, accommodate the parties' interests in a manner that was fair to the parties, while continuing certain mutually beneficial joint arrangements. The Audit Committee of the Board of Directors of the Company, none of the members of which are affiliated with the Company (including LYONDELL-CITGO Refining Company Ltd.,("LCR")), ARCO or ARCO Chemical, has determined that such agreements, taken as a whole, were in its opinion fair to the Company and its stockholders. Because of the complexity of the various relationships between the Company, ARCO and its direct and indirect subsidiaries, including ARCO Chemical (together, "ARCO Affiliates"), however, there can be no assurance that each of such agreements, or the transactions provided for therein, has been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The terms and provisions of many of those initial agreements have been modified subsequently or supplemented and additional or modified agreements, arrangements and transactions have been and will continue to be entered into by the Company and ARCO Affiliates. Any such future agreements, arrangements and transactions will be determined through negotiation between the Company and ARCO Affiliates and it is possible that conflicts of interest will be involved. Future contractual relations among the Company and ARCO Affiliates will be subject to certain provisions of the Company's Certificate of Incorporation. See "Certificate of Incorporation Provisions Relating to Corporate Conflicts of Interest." In addition, the Audit Committee of the Board of Directors has adopted a set of guidelines for the review of all agreements entered into between the Company and ARCO Affiliates for so long as ARCO remains a significant stockholder. These guidelines include a provision that, at least annually, the Audit Committee will review such agreements, or the transactions provided for therein, to assure that such agreements are, in its opinion, fair to the Company and its stockholders. See "BOARD OF DIRECTORS--Audit Committee."

  For the year ended December 31, 1995, Lyondell (including LCR) paid ARCO Affiliates an aggregate of approximately $28 million. For the year ended December 31, 1995, Lyondell recorded revenues of approximately $325 million from sales to ARCO Affiliates, of which $321 million represented sales to ARCO Chemical. Sales to ARCO Chemical accounted for approximately 12 percent of total revenues from sales of petrochemical products (including intersegment sales) and approximately six percent of total revenues.

  THE FOLLOWING IS A SUMMARY OF CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS AMONG THE COMPANY AND ARCO AFFILIATES EFFECTIVE DURING THE PAST FISCAL YEAR, AS WELL AS CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS THAT ARE CURRENTLY PROPOSED.

REGISTRATION RIGHTS AGREEMENT

  Subject to the terms and conditions of a registration rights agreement ("Registration Rights Agreement") entered into with Lyondell in connection with the ARCO Note Offering, ARCO agreed that it will not, without the prior approval of Lyondell's Board of Directors, prior to the maturity of the ARCO Notes, (i) initiate or solicit proposals by a single entity or a group of affiliated entities to acquire all or substantially all of ARCO's Lyondell Common Stock or otherwise to acquire Lyondell, (ii) take action by written consent in lieu of a meeting of Lyondell's stockholders or cause to be called any special meeting of Lyondell's stockholders, (iii) initiate or propose, or solicit proxies in respect of, stockholder proposals with respect to the Company, or (iv) solicit proxies or written consents in respect of replacing or adding members of the Lyondell Board of Directors.

  Under the terms and conditions of the Registration Rights Agreement, ARCO also agreed that it will not, without the prior approval of Lyondell's Board of Directors or except upon exchange of the ARCO Notes as contemplated by the prospectus for the ARCO Notes, prior to one year following the maturity date of such ARCO Notes, dispose of (or enter into an agreement contemplating the disposition of) all or any portion of its Lyondell Common Stock in a private sale to a single entity or a group of affiliated entities, provided that this agreement will not restrict ARCO from selling all or any portion of its Lyondell Common Stock (i) in a public offering intended to result in widespread distribution; (ii) in a Rule 144 transaction under the Securities Act of 1933 (the "Securities Act") in accordance with the volume limitations set forth therein; (iii) in a Rule 144A transaction intended to result in widespread distribution to institutional buyers; or (iv) pursuant to a tender offer or exchange offer by Lyondell or a third party or a merger or other business combination including Lyondell that is not solicited by ARCO and in which ARCO is treated on substantially comparable terms with other holders of Lyondell Common Stock. Notwithstanding the foregoing, ARCO is not precluded from (i) participating in any self tender offer or exchange offer or open market purchase program conducted by Lyondell, (ii) voting its shares of Lyondell Common Stock as it deems proper, or (iii) disclosing (including in response to private inquiries) either its intentions concerning matters to be brought before Lyondell's stockholders or making such disclosures as ARCO determines appropriate in compliance with its obligation under the federal securities laws.

  Pursuant to the Registration Rights Agreement, ARCO has the right to require the Company to use its best efforts to file up to three registration statements under the Securities Act covering ARCO shares of Lyondell Common Stock. ARCO also has the right, if the Company files a registration statement for an equity offering, to require the Company to register ARCO's shares of Common Stock for sale under the Securities Act on such registration statement. If the exercise by ARCO of such "piggyback registration rights" would result in the registration of a number of shares of Common Stock, that in the judgment of the managing underwriter for such proposed offering exceeds the number which can be sold in the offering, the number of shares that ARCO initially intended to register shall be reduced. ARCO has agreed to pay all costs and expenses relating to the exercise of its "demand" registration rights. In the event of a "demand" registration, ARCO and the Company will indemnify the underwriters of the offering for certain liabilities, including liabilities under the Securities Act in connection with any such registration, except that in the event that ARCO owns less than 20 percent of the Lyondell Common Stock, the Company will indemnify both ARCO and the underwriters.

CROSS-INDEMNITY AGREEMENT

  In connection with the transfer by ARCO of substantially all of the assets and liabilities of its Lyondell Division to the Company, the Company and ARCO executed a Cross-Indemnification Agreement (the "Cross-Indemnity Agreement"). In the Cross-Indemnity Agreement, the Company agreed generally to indemnify ARCO against substantially all fixed and contingent liabilities relating to the integrated petrochemical and petroleum processing business and certain assets of the Lyondell Division. The liabilities assumed by the Company include the following, to the extent not covered by ARCO's insurance: (1) all liabilities and obligations of the Company and its combined subsidiaries, as of July 1, 1988; (2) all liabilities and obligations under contracts and commitments relating to the business of the Lyondell Division and certain assets relating thereto; (3) employment and collective bargaining agreements affecting the Company's employees; (4) specified pending litigation and other proceedings;
(5) federal, state, foreign and local income taxes to the extent provided in the Cross-Indemnity Agreement; (6) liabilities for other taxes associated with the Lyondell Division's business and certain assets relating thereto; (7) liabilities for any past, present or future violations of federal, state or other laws (including environmental laws), rules, regulations or other requirements of any governmental authority in connection with the business of the Lyondell Division and certain assets relating thereto; (8) existing or future liabilities for claims based on breach of contract, breach of warranty, personal or other injury or other torts relating to such integrated petrochemical and petroleum processing businesses and certain assets relating thereto; and (9) any other liabilities relating to the assets transferred to the Company or its subsidiaries. ARCO has indemnified the Company with respect to other claims or liabilities and other matters of litigation not related to the assets or business transferred by ARCO to the Company.

  The Cross-Indemnity Agreement includes procedures for notice and payment of indemnification claims and provides that a party entitled to indemnification for a claim or suit brought by a third party may require the other party to assume the defense of such claim. The Cross-Indemnity Agreement also includes a defense cost-sharing agreement, whereby the Company will bear its allocated defense costs for certain lawsuits.

SERVICES AGREEMENTS

  ARCO provides various employee benefits administration and payroll services pursuant to the "Employee Services Agreement" and investment services with regard to the management of certain of Lyondell's qualified employee benefit plan funds pursuant to the "Investment Management Agreement". Each of these agreements terminates on May 1, 1998, although it may be terminated in its entirety by ARCO (provided that ARCO no longer owns at least five percent of the outstanding Common Stock) by giving Lyondell at least two years prior notice. In addition, Lyondell may elect to terminate some or all of the services being provided upon thirty days prior notice. Upon termination of any or all services, ARCO will provide Lyondell with support and assistance to accomplish an orderly transition from ARCO's provision of the services to Lyondell's acquisition of comparable services. The Employee Services Agreement provides for substantially all services to be provided at a fee based on ARCO's costs and for the other services to be provided at mutually-agreed fees. The Investment Management Agreement provides for a renegotiation of fees from time to time. Lyondell paid ARCO an aggregate of $2 million in 1995 for services under these agreements.

  Effective January 1, 1991, the Company and ARCO entered into an agreement (the "Insurance Termination Agreement") which terminated the insurance coverage previously provided by ARCO and established procedures for the resolution of pending and future claims that are or will be covered under ARCO's policies in effect prior to January 1, 1991.

TECHNOLOGY TRANSFERS AND LICENSES

  Effective July 1, 1988, ARCO assigned to the Company numerous domestic and foreign trademarks and certain U.S. and foreign patents and granted the Company a nonexclusive license to use other trademarks containing the word "ARCO," to use ARCO's spark symbol as a logo and to use ARCO's color striping scheme. The Company paid ARCO approximately $60,000 under the terms of this license in 1995.

  In connection with the transfer of assets and liabilities relating to the Lyondell Division from ARCO to the Company, the Company and ARCO, effective July 1, 1988, entered into (i) a License Agreement pursuant to which ARCO licensed to the Company on a nonexclusive, royalty-free basis certain rights (including Lyondell's right to sublicense to third parties, in some cases without accounting to ARCO) to ARCO's technology and intellectual property related to certain operations or assets of the Company, (ii) a technology assignment agreement pursuant to which legal title to certain other technology and intellectual property useful in the Company's business (including, without limitation, technology relating to olefins, including product flexibility) was transferred to the Company; provided, however, that except for technology relating to the product flexibility unit, ARCO retained a nonexclusive license to use the technology and property rights in ARCO's other operations, and (iii) an immunity from suit agreement in respect of the Company's right to use all remaining technology in the possession of the Company prior to July 1, 1988. During 1990, the Company and ARCO entered into a series of amendments to these agreements designed to clarify the parties' rights under the original technology transfer. In addition, Lyondell and ARCO executed a patent maintenance agreement pursuant to which ARCO agreed to maintain certain patents licensed to Lyondell. Lyondell and ARCO also entered into a letter agreement granting Lyondell the right to obtain additional licensing rights.

AGREEMENTS BETWEEN THE COMPANY AND ARCO PIPE LINE COMPANY

  The Company has entered into several contracts with ARCO Pipe Line Company ("ARCO Pipe Line") pursuant to which the Company: (i) leases certain pipelines and pipeline segments from ARCO Pipe Line at annual rental rates which include recovery of operating costs, return on capital investment and inflation escalators; (ii) obtains services from ARCO Pipe Line to operate various groups of pipelines owned by the Company; and (iii) throughputs volumes at tariff rates for transportation of crude oil and other products. Certain of these contracts that relate to the refining business were assigned to LCR as of July 1, 1993. ARCO Pipe Line also owns various easements and licenses for its pipelines and related equipment located on the property of the Company or LCR and has performed services relating to the pipeline systems. The Company (including LCR) also ships products over common carrier pipelines owned and operated by ARCO Pipe Line pursuant to filed tariffs on the same basis as other non-affiliated customers. The Company and LCR paid ARCO Pipe Line approximately $26 million during 1995 for rental fees and services under these contracts.

  In April 1994, the Company and ARCO Pipe Line agreed to a new lease that extends the Company's lease of ARCO Pipe Line's pipeline system referenced in clause (i) of the foregoing paragraph from January 1999 through December 31, 2023. Absent major regulatory changes, the terms and conditions of the new lease will not be materially different from the current lease.

  Beginning in January 1997, ARCO Pipe Line will provide terminalling and delivery of crude oil to the LCR Refinery under the terms of crude oil terminally agreement that extends through 2010.

AGREEMENTS BETWEEN THE COMPANY AND ARCO CHEMICAL

  Lyondell provides to ARCO Chemical a large portion of the feedstocks (including benzene, ethylene, propylene and methanol) purchased by ARCO Chemical for its manufacturing facilities located at Channelview, Texas. Pricing arrangements under these contracts are generally representative of prevailing market prices. Lyondell also provides certain nominal plant services at the aforementioned plants. ARCO Chemical in turn provides certain feedstocks and supplies to Lyondell at market-based prices.

  The Company sells MTBE (produced at one of the Company's two MTBE units) to ARCO Chemical at market-based prices. The term of this agreement extends through December 31, 1996. Production from the Company's second MTBE unit is dedicated to LCR; however, the Company has agreed to sell to ARCO Chemical MTBE produced at the Company's second MTBE unit that is in excess of LCR's requirements at market-based prices.

AGREEMENTS BETWEEN THE COMPANY AND ARCO PRODUCTS COMPANY

  Lyondell has entered into a nine year supply agreement beginning April 1996 with ARCO Products Company ("ARCO Products") wherein Lyondell is committed to sell and ARCO Products is committed to buy approximately 6,000 barrels of alkylate per day at market-based prices.

OTHER AGREEMENTS BETWEEN THE COMPANY AND ARCO

  LCR purchases certain of its crude oil requirements from ARCO Affiliates under short-term arrangements at prices based on market values at the time of delivery. LCR also purchases crude oil from ARCO Affiliates from time to time on the spot market at then-current spot market prices. The Company and LCR also purchased natural gas and natural gas liquids from ARCO Affiliates during 1995 on the spot market at then-current spot market prices.

  The Company (including LCR) also sold products to ARCO Affiliates, including crude oil resales and sales of heating oil and lube oil at market-based prices.

DISPUTE RESOLUTION AGREEMENT

  In April 1993, the Company, ARCO and ARCO Chemical entered into a Dispute Resolution Agreement that mandates a procedure for negotiation and binding arbitration of significant commercial disputes among any two or more of the parties.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE CONFLICTS OF INTEREST

  In order to address certain potential conflicts of interest between the Company and ARCO (for purposes of this section the term "ARCO" also includes ARCO's successors and any corporation, partnership or other entity in which ARCO owns fifty percent or more of the voting securities or other interest), the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities. The Certificate of Incorporation provides that ARCO has no duty to refrain from (i) engaging in business activities or lines of business that are the same as or similar to those of the Company, (ii) doing business with any customer of the Company or (iii) employing any officer or employee of the Company. The Certificate of Incorporation provides that ARCO is not under any duty to present any corporate opportunity to the Company if it may be a corporate opportunity for both ARCO and the Company, and that ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present the corporate opportunity to the Company. ARCO currently owns interests in certain chemical companies and refiners (other than the Company) and has advised the Company that it may continue to acquire additional interests in chemical companies and refiners.

  The foregoing Certificate of Incorporation provisions describe the obligations of officers and directors of the Company with respect to presentation of corporate opportunities, but do not limit the ability of the Company or of ARCO to consider and act upon such opportunities whether or not such provisions have been followed.

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. The Board of Directors currently expects to hold regular meetings in Houston, Texas. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1995, the Board of Directors held eleven meetings. All of the Company's incumbent directors attended 75 percent or more of the aggregate of all meetings of the Board and committees on which they served during 1995.

EXECUTIVE COMMITTEE

  The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors. The Executive Committee reviews and approves all director compensation plans and arrangements. The Executive Committee met three times during 1995. The Executive Committee currently consists of Messrs. Butler, Smith and Gower, who serves as Chairman.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors adopts, amends, administers and terminates compensation and benefit plans, makes recommendations to the Board of Directors as to management succession plans and administers the Company's pay performance and long-term incentive plans for executive officers. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. The Compensation Committee held six meetings during 1995. The Compensation Committee currently consists of Messrs. Butler, Engen, Mecum and Hinchliffe, who serves as the Chairman.

NOMINATING COMMITTEE

  The Nominating Committee of the Board of Directors considers and makes recommendations to the Board of Directors as to the names of persons whom it concludes should be considered for Board of Directors membership, and recommends matters relating to committee assignments and the selection, tenure and retirement of directors. The Nominating Committee also performs an annual evaluation of the Board's performance. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the By-Laws that are described more fully at page 28 of this Proxy Statement. The Nominating Committee held four meetings during 1995. The Nominating Committee currently consists of Messrs. Gower, Butler, and Staley, who serves as Chairman.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors was established for the general purpose of reviewing the integrity of the Company's accounting and financial reporting, maintaining communications between the Board of Directors and external and internal auditors, dealing with conflicts between ARCO and the Company and initiating special investigations as deemed necessary. The Audit Committee has adopted specific guidelines for review of agreements between the Company and ARCO or its affiliates to assure that such agreements are fair to the Company and its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Committee is an officer or employee of the Company. The Audit Committee held six meetings during 1995. The Audit Committee currently consists of Mssrs. Crawford, Hinchliffe, Staley and Mecum, who serves as Chairman.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

  Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1995, directors who were not employees of the Company ("Non-Employee Directors") received an annual retainer fee of $30,000 and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the non-employee directors who served as Chairman of the Audit, Compensation and Nominating Committees, respectively, received $15,000, $12,500 and $10,000 per year.

  For 1996, Non-Employee Directors received an annual retainer fee of $40,000, of which $10,000 was paid in shares of restricted stock, with a restricted period of one year. See "Restricted Stock Grants". It is proposed that Non-Employee Directors will receive 25% of the cash value of the annual retainer in the form of restricted stock each year. See Item 2 of this Proxy Statement "-- Proposal to Adopt Restricted Stock Plan for Non-Employee Directors". In addition, Non-Employee Directors will receive $1,250 for attendance at each regular, special or adjourned meeting of the Board of Directors and for each meeting of the Audit Committee, Compensation Committee and Nominating Committee (including in all cases meetings held by conference telephone or similar communications equipment). In addition, the Non-Employee Directors who serve as Chairman of the Audit, Compensation and Nominating Committees, respectively, will receive $7,500, $7,500 and $5,000 per year.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive 50 percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he dies after retirement from the Board of Directors the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") became effective October 1, 1990 and provides directors who are not employees of the Company with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All other benefits are paid in a lump sum. The benefits under the Directors' Deferral Plan are secured through a grantor trust.

A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1995 was 10.3 percent.

RESTRICTED STOCK GRANTS

  Effective January 17, 1996, each of the Non-Employee Directors received a one-time grant of shares ("Restricted Shares") of Common Stock, which are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of one year from the date of grant. During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. The Restricted Shares were granted as part of the annual retainer for 1996 and were valued at $10,000. The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the stockholder. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period. For further description of the Proposal to Adopt the Restricted Stock Plan for Non-Employee Directors, see Item 2 of this Proxy Statement.

       PROPOSAL TO ADOPT RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                              Item 2 on Proxy Card

  The Executive Committee of the Board of Directors is proposing for stockholder approval the Restricted Stock Plan for Non-Employee Directors (the "Director Plan"). A summary of the principal features of the Director Plan follows and is qualified in its entirety by reference to the specific provisions contained in the official text set forth in Appendix A to this Proxy Statement.

  The purpose of the Director Plan is to provide Non-Employee Directors with a proprietary interest in the Company's success and progress by granting them shares of Common Stock as a portion of their annual retainer. The Company believes that increased share ownership by Non-Employee Directors further aligns stockholder and Director interests by encouraging a greater focus on profitability of the Company and on its Common Stock.

  In 1995 the Executive Committee of the Board adopted stock ownership guidelines for the non-employee directors. Within 5 years, the current members of the Board who are not employees are expected to achieve share ownership levels equivalent to the value of the annual retainer.

DESCRIPTION OF THE PLAN

  ELIGIBILITY. All current or subsequently elected members of the Board who are not (and have not been in the preceding ten years) executive officers or employees of the Company or any of its subsidiaries would be eligible to participate in the Director Plan.

  ADMINISTRATION. The Director Plan will be administered by the Director Benefits Committee (the "Director Committee"). No member of the Director Committee is eligible to receive a discretionary award of Common Stock of the Company under the Director Plan.

  Subject to the express provisions of the Director Plan, the Director Committee has the authority to determine all of the terms and conditions of grants and awards. The Director Committee will also have authority to prescribe rules and regulations for administering the Director Plan and to decide questions of interpretation of any provision of the Director Plan.

  AVAILABLE SHARES. Under the Director Plan, 100,000 shares of Common Stock are available for grants and awards to directors, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. Consistent with the Company's past practice with respect to Common Stock related to grants or awards under the Company's compensation plans, the Company intends to purchase all shares subject to the Director Plan in the open market and reissue them to the Participants, although the Company has the right to use originally issued shares, treasury shares or a combination thereof.

  EFFECTIVE DATE, AMENDMENT AND TERMINATION. If approved by stockholders, the Director Plan will become effective as of June 1, 1996. The Director Committee may amend the Director Plan at any time except that no amendment may be made without stockholder approval if stockholder approval would be required by any applicable law, rule or regulation. The Company may terminate the Director Plan at any time; provided that no termination may impair any participant's rights with respect to outstanding grants of Restricted Stock under the Director Plan.

  AWARDS. Under the Director Plan, 25 percent of each annual retainer would be paid to Non-Employee Directors in the form of restricted stock ("Restricted Stock''). Fixed awards may be made in the form of shares of Common Stock that are issued to the director but that are forfeitable and subject to restrictions on transfer. Vesting of Restricted Stock awards is not contingent on the achievement of specific objectives, but is contingent on the participant's continuing to serve the Company's Board of Directors for a period specified in the award.

  The restricted period will begin on the date of the grant and will continue for a period of time (of at least one year) determined on the date of grant. Participants also will have the right, unless and until such award is forfeited, to receive dividends thereon from the date of grant and the right to participate in any capital adjustment applicable to all holders of Common Stock. Participants also will have the right to vote the shares.

  The Director Plan provides for early vesting in the event of disability, death, retirement or Change of Control (See page 13 for a description of events causing a Change of Control). In the event of early vesting, shares of Restricted Stock issued pursuant to an award will be released from the restrictions.

  FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain of the U.S. federal income tax consequences generally arising with respect to grants and awards under the Director Plan.

  A participant will not recognize any income at the time of the grant of shares of Restricted Stock unless the participant makes an election to be taxed at the time the Restricted Stock is granted (a "Section 83(b) election"), and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income at the time the restrictions lapse on Restricted Stock, if a Section 83(b) election was not made, in an amount equal to the fair market value of the shares at such time. The amount of ordinary income recognized by a participant should be deductible by the Company as compensation expense. In addition, a participant receiving dividends with respect to Restricted Stock for which a Section 83(b) election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and the Company should be entitled to a corresponding deduction.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                              Item 3 on Proxy Card

  The Board of Directors has recommended the appointment of Coopers & Lybrand L.L.P., Certified Public Accountants, to audit the financial statements of Lyondell for the year 1996. Coopers & Lybrand L.L.P. has acted in this capacity since July 1988 and has acted as the independent auditor for ARCO for many years. Since June 1987, Coopers & Lybrand L.L.P. has also acted as the independent auditor for ARCO Chemical, an 83.3 percent-owned (as of March 1996) subsidiary of ARCO that became publicly held in October 1987. In addition, from time to time, the firm performs consulting work for ARCO Chemical, ARCO and the Company. Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                               PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $8,000 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate.

                                    PROXIES

  The designated proxies are Messrs. Joseph M. Putz, Debra L. Starnes and Russell S. Young. Under the General Corporate Law of Delaware, a stockholder has the right to designate other individuals to act as proxies. A stockholder may designate other individuals by crossing out the printed names on the proxy card, provided that no more than three individuals are so designated.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING
                            AND DIRECTOR NOMINATIONS

  Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by November 30, 1996. Such proposals should be addressed to the Secretary. The 1997 Annual Meeting will take place in May 1997.

  Pursuant to the Bylaws of the Company, a stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than 90 days in advance of such meeting, or if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones New Service, the Associated Press or a comparable national news service or a filing with the Securities and Exchange Commission more than 90 days prior to the meeting, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. A nomination that does not comply with the above procedure will be disregarded.

                        ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 1221 MCKINNEY STREET, SUITE 1600, HOUSTON, TEXAS 77010.

                                                                      APPENDIX A

                RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                       OF LYONDELL PETROCHEMICAL COMPANY

1. PURPOSE.

  The Restricted Stock Plan for Non-Employee Directors of Lyondell Petrochemical Company (the "Plan") is intended to provide non-employee directors of Lyondell Petrochemical Company (the "Company") with an increased propriety interest in the Company's success and progress by granting them shares of the Company's Common Stock ("Common Stock") that are restricted in accordance with the terms and conditions set forth below ("Restricted Shares"). The Plan is intended to increase the alignment of non-employee directors with the Company's shareholders in terms of both risk and reward.

2. ADMINISTRATION.

  The Plan is to be administered by the Director Benefit Committee (the "Committee") of the Company or any successor committee with responsibility for the administration of compensation and benefit plans for directors. The Committee shall have all necessary authority and discretion to interpret any provision of this Plan or to determine any question regarding grants of Restricted Shares under this Plan. Any determination or interpretations of the Committee shall be final, conclusive and binding on all persons.

3. ELIGIBILITY.

  All current or subsequently elected members of the Company's Board of Directors who at the time such service began were not, and for the preceding ten years had not been, executive officers or employees of the Company or any of its subsidiaries ("Eligible Directors") shall be eligible to participate in the Plan.

4. GRANTS.

  Each year 25 percent of the annual retainer paid to non-employee directors shall be made in the form of grants of Restricted Shares to Eligible Directors. The number of Restricted Shares granted shall be determined by dividing an amount equal to 25 percent of an Eligible Director's annual retainer fee by the closing price of a share of Common Stock on the effective date of the grant. Grants of Restricted Shares to Participants shall be on the terms and conditions and with the restrictions determined from time to time by the Committee under Section 5 of this Plan.

5. TERMS AND CONDITIONS OF RESTRICTED SHARES.

    (a) General. Each grant of Restricted Shares shall be subject to the restrictions under subsection (c) for the Restricted Period of the grant.

    (b) Restricted Period. The Restricted Period shall begin on the date of the grant. The Restricted Period for a grant shall be at least one year, and shall be set by the Committee and described in the individual granting agreement to be executed by the Company and each non-employee director.

    (c) Restrictions. One or more of these restrictions shall be a restriction which constitutes a substantial risk of forfeiture. An Eligible Director shall have all ownership rights and privileges of a shareholder as to such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, except that the following restrictions shall apply: (i) an Eligible Director shall not be entitled to delivery of the certificate until the expiration of the Restricted Period,
  (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period, and (iii) except as provided in subsection 5(d), all grants of the Restricted Shares shall be forfeited and all rights of an Eligible Director to such Restricted Shares shall terminate without further obligation on the part of the Company if the Eligible Director fails to satisfy the terms of the grant of Restricted Shares.

    During the Restricted Period, the Restricted Shares may be held on an uncertificated basis or a stock certificate representing the number of Restricted Shares granted may be registered in each Eligible Director name but held in custody by the Plan for the Eligible Director account and not released to the Eligible Director until the Restricted Period lapses.

    (d) Termination of Directorship.

    If an Eligible Director ceased to be a director of the Company by reason of Disability, Death, Retirement or Change of Control, the Restricted Shares granted to such Eligible Director shall immediately vest. If an Eligible Director ceases to be a director of the Company for any other reason, the Eligible Director shall immediately forfeit all Restricted Shares, except to the extent that a majority of the Board other than the Eligible Director approves the vesting of such Restricted Shares. Upon vesting, except as provided in Section 6, all restrictions applicable to such Restricted Shares shall lapse and a certificate for such shares shall be delivered to the Eligible Director, or the Eligible Director's beneficiary or estate, in accordance with Section 5(e).

    For purposes of this section, the following definitions apply:

      (i) "Disability" shall mean a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

      (ii) "Retirement" shall mean ceasing to be a director of the Company
    (i) on or after age 72 or (ii) at any time prior to age 72 with the consent of a majority of the members of the Board other than the Eligible Director.

      (iii) "Change of Control" shall mean a change of control as defined in the Company's Supplemental Executive Benefit Plans Trust Agreement.

    (e) Delivery of Restricted Shares. At the end of the Restricted Period a stock of certificate for the number of Restricted Shares which have vested shall be delivered free of all such restrictions to the Eligible Director or the Eligible Director's beneficiary or estate, as the case may be.

6. REGULATORY COMPLIANCE.

  An Eligible Director or an Eligible Director's beneficiary or estate shall not receive or sell any Common Stock granted pursuant to this Plan until all appropriate listing, registration and qualification requirements and consents and approvals have been satisfied or obtained, free of any condition unacceptable to the Board of Directors.

  The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares, including restrictions under the Restricted Period, whenever it determines that such action is appropriate as a result of changes in applicable laws or other circumstances after the date of the grant.

7. SHARES RESERVED UNDER THE PLAN

  The shares of Common Stock covered by grants under this Plan as Restricted Shares will not exceed 100,000 shares in the aggregate, subject to adjustment as provided below, and in accordance with and subject to Rule 16b-3 of the Securities and Exchange Act of 1934, ("Exchange Act") as amended. Restricted Shares may be originally issued or treasury shares or a combination of both.

  Any shares of Common Stock granted as Restricted Shares that are terminated, forfeited or surrendered or which expire for any reason will not be available again for issuance under this Plan if any Eligible Director received any of the benefits of ownership of those shares prior to termination, forfeiture or surrender.

  In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the Company's corporate structure or shares, the Committee may make such equitable adjustments in the number and class of shares authorized to be granted as Restricted Shares, as it deems appropriate to prevent dilution or enlargement of rights. Shares issued as a consequence of any such change shall be issued subject to the same restrictions and provisions applicable to the original grant of Restricted Shares.

8. TERMINATION OR AMENDMENT OF THE PLAN.

  The Company may at any time terminate the Plan and may from time to time alter or amend the Plan or any part hereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 6) without shareholder approval, unless otherwise required by law or by the rules of the Securities and Exchange Commission or New York Stock Exchange. No termination or amendment of the Plan may, without the consent of an Eligible Director, impair the rights of such director with respect to shares of Common Stock granted under the Plan.

9. MISCELLANEOUS.

    (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's shareholders.

    (b) The Company shall have the right to require, prior to the issuance or delivery of any Restricted Shares, payment by an Eligible Director of any taxes required by law with respect to the issuance or delivery of such shares, or the lapse of restrictions thereon.

10. GOVERNING LAW.

  The Plan shall be construed according to the law of the State of Texas to the extent federal law does not supersede and preempt state law.

11. EFFECTIVE DATE.

  The Plan shall become effective as of June 1, 1996, or such later date as may be fixed by the Committee.

[LOGO OF LYONDELL APPEARS HERE]
[LOGO OF LYONDELL APPEARS HERE]
                                                [LOGO OF LYONDELL APPEARS HERE]

[LOGO OF LYONDELL PETROCHEMICAL
 COMPANY APPEARS HERE]

                        LYONDELL PETROCHEMICAL COMPANY
                       1221 McKinney Street, Suite 1600
                             Houston, Texas 77010

March 18, 1996

Dear Stockholder:

  You are cordially invited to join us at the 1996 Annual Meeting of Stockholders on Friday, May 3, 1996, beginning at 10:00 a.m. in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

  This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the Company, followed by a question and answer period. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely yours,

[SIGNATURE APPEARS HERE]
Chairman of the Board and Chief Executive Officer

[SIGNATURE APPEARS HERE]
President and Chief Operating Officer

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
[       ]

1. ELECTION OF DIRECTORS

FOR all nominees
listed below   [X]

WITHHOLD AUTHORITY to vote
for all nominees listed below   [X]

*EXCEPTIONS   [X]

Nominees: William T. Butler, Curtis J. Crawford, Travis Engen, Bob G. Gower, Stephen P. Hinchliffe, Jr., Dudley C. Mecum II, Dan F. Smith, Paul R. Staley (INSTRUCTIONS: To withholding authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions_____________________________________________________________________

2. Proposal to approve Restricted Stock Plan for Non-Employee Directors.

   FOR  [X]     AGAINST  [X]    ABSTAIN  [X]

3. Proposal to ratify the appointment of Coopers & Lybrand, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1996.

   FOR  [X]     AGAINST  [X]    ABSTAIN  [X]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend meeting.  [X]        Address Change Mark Here   [X]


                   Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   Dated:_________________________________________________ 1996

                   ____________________________________________________________
                                           Signature

                   ____________________________________________________________
                                     Signature if held jointly

                   Votes MUST be indicated (X) in Black or Blue ink.  [X]

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

                        [LOGO OF LYONDELL APPEARS HERE]
                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby makes, constitutes and appoints Joseph M. Putz, Debra L. Starnes and Russell S. Young and each of them, lawful attorney and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Petrochemical Company (herein the "Company") in the Ballroom of the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Friday, May 3, 1996 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                                       LYONDELL PETROCHEMICAL COMPANY
                                       P.O. BOX 11244
                                       NEW YORK, N.Y. 10203-0244


                       (Continued, and to be signed and dated, on reverse side.)

[LOGO OF LYONDELL PETROCHEMICAL
 COMPANY APPEARS HERE]

                        LYONDELL PETROCHEMICAL COMPANY
                       1221 McKinney Street, Suite 1600
                             Houston, Texas 77010

March 18, 1996

Dear Stockholder:

  You are cordially invited to join us at the 1996 Annual Meeting of Stockholders on Friday, May 3, 1996, beginning at 10:00 a.m. in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

  This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the Company, followed by a question and answer period. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely yours,

[SIGNATURE APPEARS HERE]
Chairman of the Board and Chief Executive Officer

[SIGNATURE APPEARS HERE]
President and Chief Operating Officer

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
[       ]

1. ELECTION OF DIRECTORS

FOR all nominees
listed below   [X]

WITHHOLD AUTHORITY to vote
for all nominees listed below   [X]

*EXCEPTIONS   [X]

Nominees: William T. Butler, Curtis J. Crawford, Travis Engen, Bob G. Gower, Stephen P. Hinchliffe, Jr., Dudley C. Mecum II, Dan F. Smith, Paul R. Staley (INSTRUCTIONS: To withholding authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions_____________________________________________________________________

2. Proposal to approve Restricted Stock Plan for Non-Employee Directors.

   FOR  [X]     AGAINST  [X]    ABSTAIN  [X]

3. Proposal to ratify the appointment of Coopers & Lybrand, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1996.

   FOR  [X]     AGAINST  [X]    ABSTAIN  [X]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend meeting.  [X]        Address Change Mark Here   [X]


                   Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   Dated:_________________________________________________ 1996

                   ____________________________________________________________
                                           Signature

                   ____________________________________________________________
                                     Signature if held jointly

                   Votes MUST be indicated (X) in Black or Blue ink.  [X]

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

                        [LOGO OF LYONDELL APPEARS HERE]
                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby makes, constitutes and appoints State Street Bank, as Trustee, lawful attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Petrochemical Company (herein the "Company") in the Ballroom of the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Friday, May 3, 1996 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                                       LYONDELL PETROCHEMICAL COMPANY
                                       P.O. BOX 11238
                                       NEW YORK, N.Y. 10203-0238


                       (Continued, and to be signed and dated, on reverse side.)